UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 27, 2006

Clearant, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-50309	912190195
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

11111 Santa Monica Blvd., Suite 650, Los Angeles, California		90025
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(310) 479-4570

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On September 27, 2006, Clearant, Inc. entered into a renewable two-year supply and representation agreement with Osprey Biomedical Corp. Osprey granted Clearant exclusive rights to place current and future Osprey cervical and lumbar allografts treated with the Clearant Process® in a number of geographic territories and an option for additional geographic territories, which in aggregate represent approximately 50% or more of the US market.

In exchange for these exclusive rights, Clearant has agreed pay to Osprey $500,000 as a prepayment for ordered products to be delivered after October 1, 2007. The payment will be due upon the earlier of the following: (i) within 3 business days after Clearant receives debt or equity financing of at least $1 million, or (ii) October 31, 2006. In addition, Clearant will be required to make the following quarterly payments to be applied to payments for ordered products: $650,000 by October 31, 2006; $750,000 by January 1, 2007; $850,000 by April 1, 2007; $1 million by July 1, 2007; $1.2 million by October 1, 2007; $1.3 million by January 1, 2008; $1.5 million by April 1, 2008; and $1.75 million by July 1, 2008.

Half the cost of ordered products will be offset against the quarterly inventory payments, and the remaining half will be payable within 15 or 30 days after receipt of the month-ending invoice for products delivered into inventory and ready to be placed with the end user.

From April 1, 2007 until January 1, 2008, Clearant must meet minimum quarterly inventory placement of at least $50,000 per territory where Clearant has a representative and has been granted exclusivity. After January 1, 2008, Clearant must meet minimum quarterly inventory placement of at least $75,000 per territory where Clearant has a representative and has been granted exclusivity.

In order to renew the agreement for an additional two years on the terms in effect at the end of the original term, Clearant must pay Osprey an additional $500,000 by April 1, 2008, which will be applied as a prepayment for orders to be delivered after October 1, 2008.

This agreement supersedes the prior supply agreements between the parties.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clearant, Inc.

October 3, 2006	By:	/s/ Alain Delongchamp

Name: Alain Delongchamp
Title: Chief Executive Officer